Exhibit 11

                Bedford Property Investors, Inc.
         Statement of Computation of Earnings per Share
         (in thousands, except share and share amounts)

                                                    Three Months Ended June 30,    Six Months Ended June 30,

                                                       1997             1996          1997            1996
Primary:
   Net income                                       $   4,860         $   2,980      $   8,515        $   4,933
   Less:Dividends on the Series A Convertible
          Preferred Stock                               1,125             1,125          2,250            2,250

   Net income applicable to common stockholders         3,735             1,855          6,265            2,683

   Weighted average shares outstanding             11,127,153         5,563,633     10,039,466        4,304,517
   Weighted average shares of dilutive stock
   options using average stock price under
   the treasury stock method                          210,407           118,769        203,657          128,482
   Primary weighted average number of common
      and common equivalent shares outstanding     11,337,560         5,682,402     10,243,123        4,432,999

   Primary earnings per common
        and common equivalent share                 $    0.33         $    0.33      $    0.61        $    0.61

Fully Diluted:
   Net income applicable to common
        stockholders                                    3,735             1,855          6,265            2,683
   Add:   Dividends on the Series A
          Convertible
            Preferred Stock                             1,125             1,125          2,250            2,250
          Minority interest                                26               -               51              -

   Net income                                           4,886             2,980          8,566            4,933

   Adjusted shares - primary, from above           11,337,560         5,682,402     10,243,123        4,432,999
   Weighted average shares issuable upon
         conversion of the Series A Convertible
         Preferred Stock                            4,166,667         4,166,667      4,166,667        4,166,667
   Additional weighted average shares of
     dilutive stock options using end of period
     stock price under the treasury stock method       40,002               -           34,611              -
   Weighted average shares issuable upon the
         conversion of operating
         partnership units(1)                          95,049               -          101,735              -
   Weighted average number of common shares
        assuming full dilution                     15,639,278         9,849,069     14,546,136        8,599,666

   Earnings per common
        share - assuming full dilution              $    0.31          $   0.30       $   0.59         $   0.57

Per share amounts and number of shares have been adjusted to reflect the one-for-two reverse stock split effective March 29, 1996.
(1) Not applicable for the six months ended June 30, 1996. The Operating Partnership Units were issued in December 1996.